FIFTH AMENDMENT TO THE AMENDED AND RESTATED

FUND ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

THIS FIFTH AMENDMENT to the Amended and Restated Fund Administration and Accounting Services Agreement (this “Amendment”) is entered into as of April 1, 2024 with an effective date as of April 1,2024 (the “Effective Date”) by and between GUIDESTONE FUNDS, a Delaware statutory trust (the “Trust”) on behalf of each its separate series listed on Annex A to the Agreement (as defined below) (each, a “Fund” and, collectively, the “Funds”) and THE NORTHERN TRUST COMPANY (”Northern”), an Illinois corporation.

WHEREAS, Northern provides certain services to the Trust pursuant to the Amended and Restated Fund Administration and Accounting Services Agreement, dated as of April 1, 2021 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Agreement”); and

WHEREAS, in addition to the provisions contained in the Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS; INTERPRETATION. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement. The headings to the clauses of this Amendment shall not affect its interpretation.

2. AMENDMENTS.

(a)

Effective as of the Effective Date, Section 2(a) of the Agreement shall be amended by deleting the “and” at the end of clause (vi), replacing the “.” at the end of clause (vii) with “; and” and adding the following new clause (viii) thereafter:

(viii)

Northern has adopted and implemented written policies and procedures reasonably designed to prevent violations by Northern of the Federal Securities Laws, as defined in Rule 38a-1 under the 1940 Act (the “Fund Compliance Rule”), and it will reasonably cooperate with, including making its personnel available, and provide such information as may reasonably be requested to the Trust or the Trust’s Chief Compliance Officer (“CCO”) in order for the CCO to perform his or her duties under the Fund Compliance Rule. In addition, as reasonably requested by the CCO, Northern will provide summary procedures and updates, as applicable, to the CCO and the Trust concerning its compliance with applicable laws and regulations.

(b)	Effective as of the Effective Date, Section 6(c)(vii) of the Agreement shall be amended by replacing such section in its entirety with the following:

(vii)

any delays, inaccuracies, incompleteness of, errors in or omissions from information or data provided to Northern by data, corporate action or pricing services or securities brokers and dealers provided that if Northern selected such service provider or securities broker or dealer, Northern shall have exercised reasonable care in selecting the same;

(c)	Effective as of the Effective Date, Section 6(c)(x) of the Agreement shall be amended by replacing such section in its entirety with the following:

(x)

the failure of the Trust or a Fund to comply with applicable securities, tax, commodities and other laws, rules and regulations except to the extent that such failure to comply is directly caused by or results from Northern’s willful misfeasance, fraud, bad faith, negligence or reckless disregard by Northern of its obligations and duties specifically set forth in this Agreement; and

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(d)	Effective as of the Effective Date, Section 13(b) of the Agreement shall be amended by replacing such section in its entirety with the following:

(b)

This Agreement may be terminated by either party at any time after March 31, 2027, upon prior written notice, which in case Northern is the terminating party, shall be on ninety (90) days’ prior written notice or, in case the Trust is the terminating party, shall be on sixty (60) days’ prior written notice.

(e)	Effective as of the Effective Date, the Agreement shall be amended to include the following new Sections 22 and 23 at the end of the Agreement:

22. BUSINESS CONTINUITY PLAN. Northern shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions in the event of power or other mechanical failure, work stoppage, computer virus, national state or local disaster, governmental action, communication disruption or other event that may impair Northern’s performance of services hereunder and that is beyond Northern’s control. Northern will maintain a business continuity plan and will provide an executive summary of such plan upon reasonable request of the Fund. Northern will test the adequacy of its business continuity plan at least annually. Upon request by the Fund, Northern will provide the Fund with a letter assessing the most recent business continuity test results. In the event of a business disruption that materially impacts Northern’s provision of services under this Agreement, Northern will promptly notify the Fund of the disruption and the steps being implemented under the business continuity plan. Northern represents that its business continuity plan is appropriate for its business as a provider of fund administration services to investment companies registered under the 1940 Act. Northern shall also enter into and shall maintain in effect at all times during the term of this Agreement with appropriate parties one or more agreements making reasonable provision, at a level Northern believes consistent with other similarly situated providers of administration and accounting services, for (i) periodic back-up of the computer files and data with respect to the Fund and (ii) emergency use of electronic data processing equipment to provide services under this Agreement. If access or use of Northern’s services is interrupted, the appropriate backup shall be activated within a commercially reasonable time to minimize disruptions. In the event of a service disruption due to reasons beyond Northern’s control, Northern will use commercially reasonable efforts to mitigate the effects of such a disruption. Upon reasonable request, Northern shall discuss with the Fund any business continuity plan of Northern and/or provide a high-level presentation summarizing such business continuity plan.

22. INFORMATION SECURITY.

Northern will take commercially reasonable steps to safeguard sensitive or confidential Fund information, including Confidential Information as provided in Section 8 of this Agreement, to protect it from unauthorized disclosure, and to comply with state and federal laws and regulations regarding confidentiality, privacy, and security applicable to Northern (“Privacy and Security Laws”), including the following:

(a)

Northern will assign system access rights to its employees on a “need to know” or “least privilege” basis such that only employees that need access to certain information to perform their job are granted such access. Northern will cause entitlement reviews to be conducted annually, and access right controls to be tested as part of its external auditor’s report on internal controls (e.g. SSAE-16 Type II SOC1 or similar report and any applicable successors thereto).

(b)	Northern will require its employees to participate in annual security awareness training appropriate to their job function.

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(c)

Northern will develop, maintain and adhere to commercially reasonable internal control standards defining requirements for access control, application and system development, authentication, remote access, data classification, operational security, network security and physical security. Such policies and control standards will be closely aligned with generally recognized regulatory and security frameworks such as ISO, FFIEC, NIST and COBIT. Northern will cause such internal control standards to be regularly examined by its internal audit department and validated at least annually by both its internal audit department and an independent firm with the results outlined in an SSAE-16 Type II SOC1 or similar report and any applicable successors thereto.

(d)

Northern will use encryption technology that provides a commercially reasonable level of security that complies with applicable regulatory requirements for the electronic transmission of Fund data over public networks.

(e)

Northern will employ a commercially reasonable process for vulnerability management, including: (i) Internal and external network vulnerability scans conducted at least quarterly; (ii) Network and application layer penetration test conducted at least annually; (iii) System, application and source code scanning and analysis processes; (iv) A framework for remediation of findings is performed by a risk-based ranking of vulnerabilities and prioritization of critical and high patches; and (v) A process to identify newly discovered security vulnerabilities and update system and application standards to address new vulnerability issues.

(f)

Northern will deploy firewalls, filtering routers or other similar network segmentation devices between networks providing services anticipated by this Agreement and other networks to control network traffic and minimize exposure to a network compromise and will configure its firewalls, network routers, switches, load balancers, name servers, mail servers, and other network components in accordance with industry standard practices.

(g)

Northern will test the implementation of its information security measures by using an industry recognized third party that employs industry standard network, system, and application vulnerability scanning tools and/or penetration testing. Northern will also obtain, test, and apply relevant service packs, patches, and upgrades to the software and hardware components used to provide services under this Agreement. Vulnerability management will include, at a minimum, full application penetration tests by a qualified party, patch management to apply the latest security patches on a regular basis.

(h)

Northern will implement and maintain up-to-date commercially available virus and malicious code detection and protection product(s) capable of detecting, removing, and protecting against viruses and other forms of malicious software, including spyware and adware on its network used to provide services under this Agreement.

(i)	Northern will use commercially reasonable storage and disposal methods for Fund information/data, including paper shredders, CD/DVD shredders, and NIST standard multi-pass wipe magnetic disk software.

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(j)

With respect to Fund data residing on Northern’s systems, Northern will: (i)Employ commercially reasonable security controls and tools to monitor information processing systems and log key events such as user activities (including root or administrative access), exceptions, successful and unsuccessful logins, access to audit logs, unauthorized information processing activities, suspicious activities and information security events; (ii) Regularly back up security logs to a central location, protected against tampering and unauthorized access; (iii) Retain security logs for at least one year; (iv) Perform frequent reviews of security logs associated with Northern’s network used to provide services under this Agreement and take necessary actions to protect against unauthorized access or misuse of Fund data; (v) Synchronize the clocks of all relevant information processing systems using an authoritative national or international time source; (vi) Incorporate date and time stamp into security log entries; (vii) Employ, monitor and keep up to date network intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems to monitor all network traffic and alert personnel to suspected compromises; and (viii) Respond appropriately to alerts reported by intrusion detection systems, host-based intrusion detection systems, or intrusion prevention systems.

(k)

Northern will adopt and implement commercially reasonable control standards to manage the information security and technology risks associated with its use of third-party service providers to store, transmit or process Fund data. Such standards will be designed to satisfy requirements of the FFIEC and other applicable regulatory bodies.

(l)

Northern shall (1) conduct reasonable due diligence to select and retain third party service providers and subcontractors that are capable of maintaining security consistent with this Agreement and complying with Privacy and Security Laws and other applicable legal requirements; (2) contractually require such service providers and subcontractors to maintain such security; and (3) regularly assess and monitor third party service provider’s and subcontractor’s compliance with the applicable security required in this Agreement and by law, including, without limitation Privacy and Security Laws.

(m)

As permitted by applicable law and in accordance with Northern’s policies, prior to hire, Northern shall conduct, or cause to be conducted, reasonable background checks of any Northern employee or contractor that will have access to PII or Fund Confidential Information. Northern shall not permit any employee or contractor to have access to PII or Fund Confidential Information if such employee or contractor has been convicted of a crime that would bar such employee from working for a financial institution.

(n)

Upon notice to Northern, not more than once per year during the term of the Agreement or any time after a Security Breach, the Trust may undertake a due diligence of Northern’s information security controls, as it relates to this Agreement. Such due diligence shall be performed during regular business hours and at a time mutually agreed upon between the parties, no later than fifteen (15) days after the Trust’s initial request of such due diligence. Such due diligence may include requesting to view policies (which may be summaries thereof) or other relevant documentation, including any available and relevant third-party audit reports (e.g. SSAE 16 SOC2 reports), and conducting interviews with key security personnel.

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(o)

In the event that Northern comes into possession of personally identifiable information of the Fund’s shareholders (“PII”) in the provision of services contemplated under this Agreement: (i) Northern will use PII only to provide such services; (ii) Northern will implement industry standard commercially reasonable measures that are designed to: (w) ensure the security and confidentiality of PII in its possession or control; (x) protect against any anticipated threat or hazards to the security or integrity of PII; (y) protect against unauthorized access to or use of PII that could result in substantial harm or inconvenience to the Fund or any of the Fund’s shareholders; and (z) ensure that PII is disposed of properly; (iii) Northern will implement and maintain a formally documented security incident response plan that includes formation of an incident response team, categorization of incidents, and responsibility for receiving alerts and investigations; (iv) if Northern confirms that there has been an unauthorized use, exposure, access, disclosure, or loss of PII or other Confidential Information of the Fund or any of the Fund’s shareholders through a breach of Northern’s firewall or similar event through which a third party gains unauthorized access to Northern’s electronic systems (“Security Breach”), Northern will provide notice of such Security Breach to the Fund as soon as reasonably possible if required by law or regulation or if Northern reasonably determines that the Security Breach is likely to result in harm to the Fund or the Fund’s shareholders, and such notice shall be provided as required by law and without undue delay; (v) except as may be required by law or as may reasonably be deemed necessary by Northern, Northern will use commercially reasonable efforts to remedy any Security Breach as soon as possible; and (vi) as to any Security Breach for which Northern provides or is required to provide notice as set forth above, Northern (i) will provide the Fund with regular updates at agreed upon intervals regarding its investigation of such Security Breach, including what is known at that time, the cause, remedial steps and future plans to prevent a recurrence of the same or similar breach or suspicious activity and (ii) will reasonably cooperate with the Fund security investigation activities and with the preparation and transmittal of any notice or any action required by law, to be sent or done for customers or other affected third parties regarding such Security Breach.

(f)	Effective as of the Effective Date, Schedule A (Fees and Expenses) of the Agreement shall be replaced in its entirety by the amended Schedule A (Fees and Expenses), attached hereto.

(g)

Effective as of the Effective Date, Schedule B (Regulatory and Fund Administration Services) of the Agreement shall be replaced in its entirety by the amended Schedule B (Regulatory and Fund Administration Services), attached hereto.

(h)	Effective as of the Effective Date, Schedule C (Fund Accounting Services) of the Agreement shall be replaced in its entirety by the amended Schedule C (Fund Accounting Services), attached hereto.

3. GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois.

4. MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by means of DocuSign® or other electronic signature, shall be treated in all manner and respects as an original executed counterpart. Each DocuSign® or other electronic, faxed, scanned or photocopied manual signature shall for all purposes have the same validity, legal effect and admissibility in evidence as an original manual signature and the parties hereby waive any objection to the contrary. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

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5. EFFECT OF AMENDMENT. All other terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect. On and after the Effective Date, each reference to the Agreement in the Agreement and all schedules thereto shall mean and be a reference to the Agreement as amended by this Amendment.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

GUIDESTONE FUNDS

By:
Name: Melanie Childers Title: Vice President – Fund Operations and Secretary

THE NORTHERN TRUST COMPANY

By:
Name: Kelly Reed-Clare Title: Vice President

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SCHEDULE A

FEES AND EXPENSES

Fund Administration, and Accounting

A.

For the services rendered under this Agreement, the Trust shall cause to be paid to Northern out of the assets of the Trust the fees as agreed between the Trust and Northern from time to time. The initial fees are set forth below with additional details outlining assumptions and services in a separate document.

FUND ADMINISTRATION/ACCOUNTING FOR THE GUIDESTONE SELECT FUNDS.

Asset Based Fees	Basis Point Charge
◾ First $5 billion	1.74 bps
◾ Next $7.5 billion	1.34 bps
◾ Next $7.5billion	1.15 bps
◾ Next $10 billion	.95 bps
◾ Over $30 billion	.75 bps

FUND ADMINISTRATION/ACCOUNTING FOR THE GUIDESTONE TARGET DATE/ASSET ALLOCATION FUNDS.

Asset Based Fees	Basis Point Charge
◾ First $5 billion	0.31 bps
◾ Over $5 billion	0.28 bps

B.	Out-of-pocket expenses, including but not limited to those in Section 5(d), will be computed and billed by Northern and payable monthly by or on behalf of the Trust.

C.

The Trust shall cause to be paid to Northern out of the assets of the Trust the following fees in connection with providing services in connection with Form N-PORT, N-CEN and Tailored Shareholder Reporting:

Form N-PORT	Fee
Equity Funds:
Core Services	$10,000 per fund, per annum
Fixed Income Funds:
Core Services (includes security level risk metrics from data provider)	$14,000 per fund, per annum
Fund of GuideStone Funds (Asset Allocation & Target Date Funds):
Core Services	$6,000 per fund, per annum

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Form N-CEN	Fee
For Funds receiving Form N-PORT services	No charge

Tailored Shareholder Reporting (“TSR”)	Fee
For Funds receiving TSR reporting & filing	$2,000 per share class, per annum[1,2]

[1]	The TSR fee applicable to a given Fund will be capped at a maximum of 4 share classes.
[2]	The annual TSR fee will be billed in equal installments on a monthly basis beginning June 1, 2024

D.

The Trust shall cause to be paid to Northern out of the assets of the Trust the following fees in connection with providing services in connection with Enhanced Fund Accounting Services on Convertible Debt Instruments:

Enhanced Fund Accounting Services on Convertible Debt Instruments * Effective April 1, 2021 this fee will be waived. Fee waiver is contingent on Northern Trust providing Fund Administration Tax Services. Fee waiver is contingent on scope of Enhanced FA Services provided to one Fund.
Fee
Dual Fund Accounting	$36,000 per Dual account per annum

E.

The Trust shall cause to be paid to Northern out of the assets of the Trust the following fees in connection with providing services in connection with Fund Accounting – Investment Manager Reconciliations:

Fund Accounting - Investment Manager Reconciliations (“FA-IM Recs”)
Fee
FA-IM Recs services	$5,000 per portfolio per annum[1]

[1]	The FA-IM Recs fee will be discounted to a rate of $2,500 per portfolio per annum.

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SCHEDULE B

REGULATORY AND FUND ADMINISTRATION SERVICES

Northern, as Administrator, shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of GuideStone Capital Management, LLC (the “Adviser”), the Funds and the Board of Directors of the Trust and the review and comment by the Funds’ auditors, tax adviser, and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Administration Services on a Continuous Basis:

•	Maintain accurate and complete calendars for the Board of Trustees of the Trust and regulatory filings;

•

Prepare for filing with the U.S. Securities and Exchange Commission (“SEC”) the following documents, as applicable: Form N-CEN, Form N-CSR, Form N-PORT, Form N-PX, Form N-MFP, Form N-CR and Form N-RN and all amendments to the Registration Statements, including annual updates of the Prospectus(es) and SAI(s) for the Funds and any supplements thereto;

•

In connection with the preparation of the Form-CSR, prepare and coordinate filing with the SEC of the semi-annual and annual TSRs for each applicable share class, inclusive of the required tagging requirements, and facilitate delivery of the TSR output to the Adviser or the Adviser’s applicable vendor(s) as agreed with the Funds;

•	Supply various normal and customary Fund and Trust statistical data as requested on an ongoing basis;

•	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of related payment, if necessary;

•	Support Fund counsel with the preparation of notices of Special Meeting of Shareholders and filing with the SEC of proxy or information statements;

•	Attend and assist in the conduct of shareholder meetings and prepare scripts for and minutes of such meetings;

•	Advise and consult with the Adviser on matters pertaining to new fund launches or new share classes, and assist with the deregistration of a Fund/class when applicable;

•

Prepare and review with Fund counsel and the Adviser the agenda, resolutions and notices and coordinate the assembly and distribution of electronic board materials for all requested Board of Trustees of the Trust and associated committee meetings, attend meetings as appropriate or requested, prepare minutes for the Board of Trustees of the Trust and committee meetings;

•	Report to the Board of Trustees of the Trust quarterly regarding the Administrator’s activities on behalf of the Trust;

•	Maintain copies of the Trust’s Trust Instrument and By-Laws;

•

Maintain certain books and records of the Funds as required under Rule 31a-1 of the 1940 Act and appropriate documentation as reasonably requested by the Trust in connection with the Trust’s recordkeeping obligations required by Rule 31a-4 under the 1940 Act and comply with SEC requirements in advance of and during examinations;

•

Assist the Funds in the production of documentation for routine regulatory examinations of the Funds relative to Board of Trustees of the Trust and/or committee meetings and filings described herein and work closely with the Funds’ legal counsel in response to any non-routine regulatory matters;

•

As requested, coordinate with insurance providers, including solicitation of bids for trustees & officers/errors & omissions insurance and fidelity bond coverage, monitor assets to ensure adequate fidelity bond coverage is maintained and file the fidelity bond policy with the SEC pursuant to Rule 17g-1;

•	Maintain awareness of significant emerging regulatory and legislative developments that may affect the Funds and update the Board of Trustees of the Trust, and the Adviser on such developments;

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•	Act as liaison between the provider of Blue Sky services and the Adviser in matters relating to the Funds’ compliance with State Blue Sky filing requirements;

•

Monitor each Fund’s status as a regulated investment company under Sub-Chapter M of the Internal Revenue Code of 1986, as amended, and advise the Funds and the Adviser of any potential or actual violations;

•

Prepare annual minimum distribution calculations (income and capital gain) for review and sign off by the Adviser prior to their declaration; provide no less than two month-end estimates of distribution amounts (e.g., as of August 31 and September 30) per Fund in advance of the final calculations, using equalization in such calculations if directed by the Adviser and the Funds;

•	Coordinate the audit of the Funds’ financial statements by the Funds’ independent accountants and provide office facilities for audits as necessary;

•	Prepare and file, with the assistance of the Adviser, the annual and semi-annual shareholder reports and quarterly Schedules of Investments to be filed with the SEC;

•

Prepare for review by the designated Officer(s) of the Funds annual Fund expense budgets, perform accrual analyses and rollforward calculations on a periodic basis and recommend changes to Fund expense accruals on a periodic basis;

•

Calculate, for purposes of the payment of routine or fixed expenses, the allocation among applicable Funds and process the payment of these routine or fixed expenses pursuant to a standing instruction;

•

Calculate, for purposes of the payment of variable or extraordinary expenses (e.g., invoices from Fund counsel), the allocation among applicable Funds; furnish sufficient detail to an authorized person of the Adviser for review and approval of the variable or extraordinary expenses; process the invoice payment upon receipt of the approval from the authorized person;

•	Prepare Form 1099-MISC (for Directors and vendors);

•	Calculate and provide income factors and expense ratios;

•

Prepare and furnish total return performance information for the Funds, including such information on an after-tax basis, calculate in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Adviser;

•	Provide sub-certifications in connection with the requirements of the Sarbanes-Oxley Act of 2002 with respect to services provided by the Administrator;

•	Provide Northern’s Compliance Program for Registered Fund Clients annually;

•	Provide the results of testing of the key controls of Northern’s Compliance Program for Registered Fund Clients quarterly;

•	Communicate and coordinate with other Trust service providers as necessary and as directed by the Trust to perform such duties as the Trust’s administration and accounting services agent;

•	Perform such additional regulatory services for the Trust on such terms and for such fees as the parties hereto may agree;

•	Provide reporting necessary for the Adviser to make determinations related to meeting FIN48/ASC740;

•	Prepare all tax positions in compliance with Internal Revenue Code for review by the Trust’s tax adviser;

•	Identify and document any inconsistent application of rules on the tax positions;

•	Be conversant on updates to the Internal Revenue Code, as applicable to the Trust;

•	Review tax opinions and legal memoranda prepared by tax counsel or tax auditors to the Trust;

•	Be conversant on mutual fund industry practices and to work with the Trust’s tax adviser on application of such practices as appropriate; and

•	Provide reports to the Adviser and other interested parties as may be agreed upon.

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SCHEDULE C

FUND ACCOUNTING SERVICES

Northern shall provide the following services in respect of each Fund, in each case, subject to the control, supervision and direction of the Adviser and the Board of Trustees of the Trust and the review and comment by the Funds’ auditors and legal counsel and in accordance with procedures which may be established from time to time between the Trust and Northern:

Description of Accounting Services on a Continuous Basis:

•

Establish the accounting policies of the Trust and, in connection therewith, consult with the Trust’s officers, independent auditors, legal counsel, custodian, fund accountant, distributor and transfer agent;

•	Such accounting policies shall be in accordance with the Funds’ Prospectus, the Funds’ Valuation Procedures, and generally accepted accounting principles;

•	Maintain the books and records for each Fund’s assets, including records of all securities transactions;

•

Calculate each Fund’s Net Asset Value per share per class, utilizing security prices obtained from authorized pricing services as specified in the Funds’ Valuation Procedures and deliver NAV to appropriate parties as agreed upon;

•	Price each Fund’s portfolio holdings, assets and liabilities in accordance with the Funds’ Valuation Procedures;

•

Provide support to the Valuation Committee on a monthly basis relating to halted/suspended trading on securities rights issues, unchanged prices, trade versus market price backtesting, and fair valuation price information obtained from third parties;

•	Provide support to the Valuation Committee on a quarterly basis for outstanding tax reclaims, dividends, and interest;

•	Reconcile positions, entitlements, and cash with custody records and provide the Adviser with cash balances available for investment purposes;

•

Obtain month-end holdings data from third-party investment manager(s) to create the reconciliation file and investigate, narrate, and identify holdings and market value discrepancies as needed based on tolerance thresholds;

•	Compute, as appropriate, and in consultation with the Funds’ auditors and tax advisors, the net income and capital gains and losses, distributions, dividend payables, dividend factors, or yields;

•	Compute unrealized appreciation and depreciation on securities held by the Funds;

•

Calculate premium amortization and discount accretion on fixed income securities purchased at a price other than face value, if requested by the Adviser; the Funds will be responsible for providing security specific information to the extent amortization or accretion to amounts other than face value is required;

•	Post Fund transactions to appropriate general ledger categories as to support financial statement presentation;

•	Accrue expenses as established in the expense budget of the Funds and in accordance with the Multiple Class Expense Allocation Plan adopted pursuant to Rule 18f-3, if applicable;

•	Compute outstanding receivable and payable balances for unsettled security trades and unsettled shareholder transactions;

•

Compute income and expense accruals; the Funds will be responsible for directing Northern Trust with respect to any uncollectible income amounts which should be written off and for approval of expense accrual rates;

•

Coordinate with the Funds’ independent auditors and provide accounting reports in connection with the Funds’ regular annual audit and other routine audits and examinations by regulatory agencies; maintain historical tax lots for each security; and

•	Provide the Trust, the Adviser, and other authorized parties with reports from the Funds’ books and records on a periodic basis as required, or otherwise upon reasonable request.

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